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Ex. - (d)(ii)

INTERIM SUB-ADVISORY AGREEMENT

        THIS AGREEMENT is made and entered into as of this 22nd day of November, 2004, by and between Tactical Allocation Services, LLC a Colorado limited liability company (the "Adviser"), Agile Funds, Inc., a Maryland corporation ("Agile" or the "Company") and Centaur Capital Partners, L.P. a Delaware limited partnership (the "Interim Sub-Adviser") regarding the Agile Multi-Strategy Fund, a series of Agile (the "Fund").

        WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, Adviser is duly organized under the laws of the State of Colorado and it has the requisite authority under the law of Colorado to enter into this Agreement and to carry out the services as contemplated herein; and

        WHEREAS, Adviser and Interim Sub-Adviser have full right, power and authority to execute, deliver and perform this Agreement and any other documents relating to this Agreement. Its execution, delivery and performance of this Agreement do not violate any other contracts or agreements to which Adviser or Interim Sub-Adviser is a party; and

        WHEREAS, the Adviser has been appointed investment adviser to the Fund pursuant to an Investment Advisory Agreement dated September 30, 2003, which has been approved by the Company's Board of Directors (the "Advisory Agreement"); and

        WHEREAS, the Adviser and Agile desire to retain the Interim Sub-Adviser to assist the Adviser in providing a continuous investment program for one of the separate accounts of the Fund's portfolio (the "Separate Account") and the Interim Sub-Adviser is willing to do so; and

        WHEREAS, the Adviser may, in its sole discretion, allocate assets of the Fund among the Interim Sub-Adviser and the various other sub-advisers retained to assist in the management of the Fund; and

        WHEREAS, the Board of Directors of the Company has approved this Agreement, and the Interim Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1.    Appointment.    The Adviser and Agile hereby appoint the Interim Sub-Adviser to serve as a sub-adviser to the Adviser with respect to the Separate Account. Intending to be legally bound, the Interim Sub-Adviser accepts such appointment and agrees to render the services set forth herein for the compensation herein provided.

        2.    Advisory Services.    Subject to the supervision of the Adviser and Agile's Board of Directors, the Interim Sub-Adviser will assist the Adviser in providing a continuous investment program for the Separate Account, including investment research and management with respect to the securities and investments and cash equivalents comprising the Separate Account. The Interim Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's Prospectus and in the Company's Articles of Incorporation, copies of which have been delivered to the Interim Sub-Adviser. Without limiting the generality of the foregoing, the Interim Sub-Adviser agrees that it will:

          (a)   Assist in determining from time to time what securities and other investments will be purchased, retained or sold for the Separate Account;

          (b)   Manage in consultation with the Adviser the Separate Account's temporary investments in securities, cash and cash equivalents;

          (c)   Place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer;

          (d)   Consult with the Adviser on a regular basis as to the Fund's total assets which shall be invested in the Separate Account;

          (e)   Attend business and investment-related meetings with Agile's Board of Directors and the Adviser if requested to do so by Agile or the Adviser;

          (f)    Maintain books and records with respect to the securities transactions for the Separate Account; and

          (g)   Furnish to the Adviser and Agile's Board of Directors such periodic and special reports as they may request with respect to the Separate Account.

        3.    Covenants by the Interim Sub-Adviser.    The Interim Sub-Adviser agrees with respect to the services provided to the Fund that it will:

          (a)   Maintain its status as a Registered Investment Advisor with the Securities and Exchange Commission;

          (b)   Conform with all applicable provisions of the 1940 Act and all other applicable rules and regulations promulgated by the Securities and Exchange Commission;

          (c)   Telecopy or email trade information to the Fund's designated Fund Accountant no later than the first business day following the day of the trade, cause broker confirmations to be sent directly to the Fund's designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be mutually agreed by the parties hereto; and

          (d)   Treat confidentially all records and other information relative to the Fund and its prior, present or potential shareholders;

          (e)   Refrain from any use of any Fund information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by Agile, which approval shall not be unreasonably withheld); and

          (f)    Notwithstanding anything in this Agreement to the contrary, and upon the written consent of Adviser (which shall not be unreasonably withheld), the investment performance of the Separate Account shall not be considered confidential information and Interim Sub-Adviser may make use of such performance results for marketing and other purposes; and

          (g)   Maintain its own Code of Ethics, a copy of which shall be provided to the Adviser (including any amendments thereto), and report to the Adviser's Compliance Officer any violation of such Code as it relates in any way to the Fund.

          (h)   The Interim Sub-Adviser will notify Adviser and Agile of any changes in the membership of the Interim Sub-Adviser within a reasonable time after any such changes.

        4.    Services Not Exclusive.    The services furnished by the Interim Sub-Adviser hereunder are non-exclusive, and nothing in this Agreement shall (i) prevent the Interim Sub-Adviser or any affiliated person (as defined in the 1940 Act) of the Interim Sub-Adviser or any employee, agent, manager or affiliated person of such person from acting as investment adviser or manager for any other person, including other registered investment companies, pooled investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Interim Sub-Adviser or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Interim Sub-Adviser agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its material obligations under this Agreement.

        5.    Separate Account Transactions.    Investment decisions for the Separate Account shall be made by the Interim Sub-Adviser independently from those for any other investment companies and accounts advised or managed by the Interim Sub-Adviser. The Separate Account and such investment companies and accounts may, however, invest in the same securities. When a purchase or sale of the same security is made at substantially the same time on behalf of the Separate Account and/or another investment company or account, the transaction will be averaged as to price, and available investments allocated as to amount, in a manner which the Interim Sub-Adviser believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, the Interim Sub-Adviser may aggregate the securities to be sold or purchased for the Separate Account with those to be sold or purchased for other investment companies or accounts in order to obtain best execution.

        The Interim Sub-Adviser shall place orders for the purchase and sale of portfolio securities for the Separate Account and will solicit broker-dealers to execute transactions in accordance with the Fund's policies and restrictions regarding brokerage allocations. If applicable, the Interim Sub-Adviser shall place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Interim Sub-Adviser shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Interim Sub-Adviser deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Interim Sub-Adviser may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Separate Account and/or other accounts over which the Interim Sub-Adviser or any of its affiliates exercises investment discretion. The Interim Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a portfolio transaction for the Separate Account which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Interim Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Interim Sub-Adviser's overall responsibilities to the Fund. In no instance will portfolio securities be purchased from or sold to the Adviser or the Interim Sub-Adviser or any affiliated person of either thereof, except as permitted under the 1940 Act and other applicable rules and regulations of the Securities and Exchange Commission.

        6.    Covenants of the Adviser and Agile.    The Adviser agrees with respect to the services provided hereunder that the Adviser will conform with applicable provisions of the 1940 Act and all other applicable rules and regulations of the Securities and Exchange Commission. Agile agrees to maintain any and all registrations and licenses under the Relevant Laws applicable to its operations in connection with the services performed pursuant to this Agreement including registration and/or qualification as an investment company under the 1940 Act and every state or territory of the United States of America (including the District of Columbia) where such registration or qualification is required.

        7.    Certain Representations and Warranties.    Each of the parties hereto represents and warrants to the other that, as of the date hereof, this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

        8.    Books and Records.    In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Interim Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of Agile and further agrees to surrender promptly to Agile any of such records upon Agile's request. The Interim Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2(e) under the 1940 Act the records required to be maintained by Rule 31a-1(f) under the 1940 Act.

        9.    Expenses.    During the term of this Agreement, the Interim Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund. Nothing herein, however, shall be deemed to require the Interim Sub-Adviser to pay any expenses of the Fund or the Adviser.

        10.    Compensation.    In consideration of the services rendered pursuant to this Agreement, the Adviser will pay to the Interim Sub-Adviser, as compensation for the services provided by the Interim Sub-Adviser under this Agreement, a sub-advisory fee at an annual rate of 1.00% of the average net assets of the Separate Account. This fee shall be paid monthly in arrears. The Adviser shall pay the Interim Sub-Adviser no later than 15 business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of business days during which it is in effect as compared to the total number of business days in the month. The average net assets of the Fund shall be calculated in accordance with Agile's Articles of Incorporation.

Notwithstanding the foregoing, the compensation to be received under this Interim Sub-Advisory Agreement shall be no greater than the compensation the former sub-adviser would have received under that certain terminated Sub-Advisory Agreement dated January 21, 2004, between the Advisor, Agile and Battenkill Asset Management, LLC.

        11.    Standard of Care: Limitation of Liability; Limited Indemnity.    The Interim Sub-Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Interim Sub-Adviser in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Adviser further agrees to indemnify, defend and hold the Interim Sub-Adviser, and its managers, officers, directors, equity holders, employees and agents ("Related Persons"), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Interim Sub-Adviser to the Adviser, or in connection with the past or present performance of services to the Adviser in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Interim Sub-Adviser in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Adviser, the Company or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Interim Sub-Adviser or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Adviser and/or the Fund may have under any such federal or state securities laws.

        12.    Reference to the Interim Sub-Adviser.    Neither the Adviser nor any affiliate or agent of it shall make reference to this Agreement, or use the name of the Interim Sub-Adviser or any of its affiliates (except references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Interim Sub-Adviser to the Fund, which references shall not differ in substance from those typically included in a registration statement, proxy statement or annual report, provided that the Adviser shall give the Interim Sub-Adviser a reasonable opportunity to review such references in advance and to comment thereon) in any advertising or promotional materials without the prior approval of the Interim Sub-Adviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Fund and any affiliate thereof to satisfy the foregoing obligation.

        13.    Duration and Termination.    Unless sooner terminated, this Agreement shall be for an initial period not to exceed one hundred and fifty (150) days. This Agreement is terminable at any time without penalty, on thirty (30) days' notice, by the Company's Board of Directors, by the Adviser or by the Interim Sub-Adviser or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(d), 3(e), 8, 9, 10, 11 and 12 shall survive any termination or expiration.

        14.    Amendment of This Agreement.    A provision of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Company's Board of Directors, including a majority of the directors who are not interested persons of the Adviser or the Interim Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

        15.    Notice.    Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

    To the Interim Sub-Adviser at:

      Centaur Capital Partners, L.P.
      100 Crescent Court, Suite 800
      Dallas, Texas 75201

    With a copy to:

      Haynes and Boone, LLP
      Attention: Taylor H. Wilson
      901 Main Street, Suite 3100
      Dallas, Texas 75201

    To the Adviser at:

      Tactical Allocation Services, LLC
      4141 Arapahoe, Suite 207
      Boulder, Colorado 80303

    To the Fund at:

      Agile Multi-Strategy Fund
      4141 Arapahoe, Suite 207
      Boulder, Colorado 80303

    With a copy to:

      Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
      Attention: David C. Roos, Esq.
      1225 Seventeenth Street, 29th Floor
      Denver, Colorado 80202-5529

    and to:

      Davis Graham & Stubbs LLP
      Attention: Peter H. Schwartz, Esq.
      1550 17th Street, Suite 500
      Denver, Colorado 80202

        16.    Miscellaneous.    Neither the holders of shares of the Fund nor the officers or directors of the Company in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        17.    Governing Law.    This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Colorado law in a manner not in conflict with the provisions of the 1940 Act.

        18.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Tactical Allocation Services, LLC.

By:	/s/ MICHAEL P. BRADY
Name:	Michael P. Brady
Title:	President

Agile Funds, Inc.

By:	/s/ MARC NICOLAY
Name:	Marc Nicolay
Title:	President/CEO

Centaur Capital Partners, L.P.
By:	Ashton Enterprises, LLC its General Partner

By:	/s/ MALCOLM EZEKIAL ASHTON
Name:	Malcolm Ezekial Ashton
Title:	Sole Member

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  Ex. - (d)(ii)
INTERIM SUB-ADVISORY AGREEMENT